EXHIBIT 16.1

July 18, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 18, 2006 of Tradestar Services, Inc. and are in agreement with the first five paragraphs thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Gordon, Hughes & Banks, LLP
 Gordon, Hughes & Banks, LLP